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
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

                          BIRMINGHAM STEEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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

REPORT OF ALDO J. MAZZAFERRO, JR., CFA
November 4, 1999

Pursuant to my consulting arrangement with the United Company Shareholder Group, I have been asked to do the following:

    1. Estimate a best and worst value for the SBQ assets if sold at the current time.
    2. Estimate a best and worst value for the SBQ assets if sold at a later date after the market and the division have recovered.
    3. Analyze the difference in those two scenarios and project what the impact on the share price of Birmingham may be in the alternative scenarios.

In general, my conclusion is that the sale of the SBQ assets today, in the currently poor environment, would have a very negative and permanent impact on the company's share price. I estimate that if the SBQ assets were sold in today's negative steel market and under the poor operating results, the value of the company's stock would be reduced. This would occur even under my most optimistic assumptions of a gross selling price of $165 million in today's environment. Under my most pessimistic assumptions of a gross selling price of $75 million, a sale in today's environment would reduce the shares theoretically ******************. On the contrary, if the sale of the SBQ assets were delayed, and those assets were eventually valued or sold under better market conditions and were operating at full potential, I estimate the price of the Birmingham Steel stock would range between ******************. That result would allow appreciation in the Birmingham Steel stock price compared to today's approximate price of $7.00.

The difference between the two share price targets is primarily due to the likelihood that the company would received a sub-par value for the assets if they sold them today, rather than the full value it would receive by waiting for an overall steel market recovery and improved operating results at the division.

In somewhat greater detail, I believe a sale of the assets today is ill timed for the following reasons:


    1. Markets for SBQ products are currently very weak, with pricing down to the $400 per ton area compared with $475 or higher 12-18 months ago. This corresponds to weak steel markets worldwide following the Asian crisis of 1997 and 1998, and a particular weak SBQ market caused by oversupply from domestic and foreign sources.
    2. The company's SBQ assets are currently losing money. Importantly, only part of the losses is due to the weak markets, with additional penalties due to extremely poor productivity at the plants. The plants are running below 50% of capacity related to a continuing difficult start-up that has been underway for over two

Aldo Mazzaferro                         Page 2                         11/4/99

        years. The start-up has been made more difficult by several instances of management turnover at Memphis and Cleveland.
     3. There is also another large SBQ asset for sale in the form of a bankrupt company called Qualitech. The presence of this asset on the market is likely to significantly reduce the price that could be commanded by the company's comparable SBQ assets.
     4. The SBQ markets, although weak currently, have potential to improve over the next 12 months due to domestic consolidation which has recently taken place in the deal combining under Blackstone the assets of Bartech, Republic and USS Kobe, and the anticipated shut downs of excess capacity in those assets that have been consolidated. This adds to the arguments that a sale of the SBQ assets would be more advisable in one to two years. In addition, if the Qualitech sale takes place during that time the market for SBQ assets for sale would be much less crowded.
     5. A delay in the sale would also give whatever management team is in place at Birmingham, either the current team or the dissident group, more time to improve the productivity at the division and get over the start-up hurdles which continue to penalize the profitability beyond the effect of the weak market.
     6. Finally, selling the SBQ assets currently, even if they are sold for the high end of my estimated price range in the current environment, would merely make permanent the severe monetary damage that has already been done to shareholder values, and rob the shareholders of any of the benefits of a turnaround in these assets.

Below are my estimates of the asset values that I believe would be received in a sale of the SBQ assets under various scenarios: today and later, at full potential. In addition, there is an analysis of the estimated impact of those sales on the projected price of the company's shares.

ESTIMATES OF SELLING PRICE IN CURRENT NEGATIVE ENVIRONMENT
BEST CASE: $165 MILLION GROSS PROCEEDS, NET PROCEEDS $40.8 MILLION
WORST CASE: $75 MILLION GROSS PROCEEDS, NET PROCEEDS (NEGATIVE $49.2 MILLION)

Any approach to valuing underperforming assets typically takes into account the current earnings of the assets, which could be negative, or other factors such as sales levels or current levels of cash flow. In addition, sometimes when earnings are very low or nonexistent, a value of the assets is set based on the liquidating value or replacement cost of the assets, less whatever expenses are necessary to upgrade them to satisfactory levels. In the case of Birmingham Steel's SBQ assets, that liquidating value appears to be about $165 million.

The liquidating value of $165 million represents my estimate of a value of $50 million for the Memphis melt shop and $115 million for the Cleveland rolling mill. I did not estimate any value for the DRI facility because I believe it is unsaleable, or that it has a negative value. Importantly, these values have been negatively influenced, in my opinion, by the company's recent statement that it believes some $100 million in new

Aldo Mazzaferro                      Page 3                             11/4/99



investment would be necessary to bring these operations up to par. In addition, the company has stated that whatever proceeds it receives for the SBQ division will be reduced by the requirement to payoff a leveraged lease ($74 million), transaction costs ($8 million), and other associated debts ($42.2 million). Thus, in my optimistic scenario for selling the assets today at estimated gross proceeds of $165 million, net proceeds would only be $40.8 million to the Birmingham Steel shareholders ($165 million less $124.2 million). On my pessimistic scenario for selling the assets today at gross proceeds of $75 million, the debt repayment obligations would outweigh the sale proceeds, resulting in a negative net impact to shareholders of $49.2 million ($75 million less $124.2 million). This would be equivalent to the company paying another party $49.2 million to take the SBQ division.

We estimate that the Memphis melt shop would be sold in today's environment at values as low as $50 million, or about $45 to $50 per ton of capacity. This is about 22% of the $220 million approximate investment in the melt shop. This valuation estimate has been penalized by the poor operating history over the past two years and the current absence of earnings. It is also severely penalized by recent statements by Birmingham Steel that it would require new investments of up to $100 million to improve the productivity of the entire SBQ division beyond its current low operating rate of about 40% of capacity. I cannot determine from company statements how much of the $100 million in new investment would be necessary at Memphis specifically, but I would estimate that it could be $50 million quite easily, given other company comments that there are problems with the continuous caster and the size of the electric arc furnace.

Precedent transactions in the steel industry indicate that under duress, steel assets can be sold very cheaply. Geneva Steel in Utah was sold in 1986 for $30 million, placing a value on its 2 million tons of capacity of $15 per ton. Birmingham Steel itself was a bidding party recently in a deal for Qualitech, another SBQ mill, where the bid, as valued by the bidder, was in the neighborhood of $225 million. However, this bid consisted of only a small amount of cash and included an earn-out clause that significantly reduced the real value of the bid, in my opinion. I estimate this bid's real value equated to about 25% of asset value for a brand new plant that was operating (including melting and rolling), and an iron carbide plant, or about $150 per ton of bar capacity. That bid, at $150 per ton, should be compared to the total value potential of Birmingham Steel's entire SBQ division, rather than just the melt shop. For example, at $150 per ton, the company's entire SBQ division would have a value of $165 million based on its annual capacity of 1.1 million tons (see below).

Finally, we would place a value on the Cleveland rolling mill alone of $115 million, essentially its replacement cost. This value is not discounted because I believe the asset is of very high quality. This is a good rolling mill designed by Sumitomo of Japan, a well-regarded mill builder in long products. The mill is reportedly state-of-the-art, and only a few years old. However, I believe the company statement that some $100 million in new investment will be necessary at the SBQ division will penalize the estimates of the division's value in potential buyer's eyes, and will contribute to a more difficult sale and lower gross proceeds as well.

Aldo Mazzaferro                         Page 4                           11/4/99



The above analysis values the company on its assets, as if in liquidation. Usually, this yields a worst case, or lower value, than one using operating earnings and cash flow. However, in this case, because the SBQ division is operating so much below par, using the current operating statistics such as sales, earnings and cash flow and multiplying by normal ratios would yield even lower values than the liquidating value estimates. For example, division sales are running at $200 million, and non-performing assets such as this have sold in the past at between 38% of sales and 49% of sales, allowing a value of between $76 million to $100 million. Likewise, valuing the roughly 500,000 tons per year of current product output at the $150 per ton values arrived at in the paragraph above would allow values of only about $75 million. It is clear to me from this that the company will be forced to sell the SBQ assets on the basis of liquidating value, which is a very negative environment for a seller.

ESTIMATES OF SELLING PRICE IN MORE FAVORABLE ENVIRONMENT
BEST CASE: $690 MILLION GROSS PROCEEDS; NET PROCEEDS: $565.8 MILLION WORST CASE: $528 MILLION GROSS PROCEEDS; NET PROCEEDS $403.8 MILLION

In a full recovery, with SBQ pricing returning to the $450-$475 per ton range, we estimate that the company's SBQ division would be capable of earning $88 million to $115 million in operating cash flow (earnings before interest, taxes and depreciation, or EBITDA). This would equate to a per ton EBITDA of $80 to $100, derived by taking the selling price ($450-$475) less billet cost at good production rates for Memphis ($300) less conversion costs at good production rates for Cleveland ($50) and transport costs between the two mills ($20). The resulting profit per ton ($80-$105) is multiplied by full production rates of the division, 1.1 million tons per year, yielding a total EBITDA of $88 million to $115 million.

A list of selected acquisition multiples in the steel sector indicates that of 19 deals done since 1992, the median multiple of Enterprise Value (EV) to EBITDA was 7.1x. There were some as low as 3.5x, and others much higher (due to depressed earnings, which reduces the denominator). Reflecting recent discussions with various managements in the steel industry, we estimate a reasonable multiple for considering a target valuation for the company's SBQ division in a good environment and operating at its full potential would be about 6x its level of EBITDA. This might be in a range of plus or minus one multiple (i.e. 5x-7x).

Applying the 6x multiple to the estimate of the SBQ division's full earnings potential yields a fair value of $528 million ($88 million x 6) to $690 million ($115 million x 6). These gross proceeds would also be reduce by the necessity of paying off the leveraged lease ($74 million), the transaction costs ($8 million) and the associated other debts ($42.2 million). Net proceeds after paying off debts would be $565.8 million in the best case and $403.8 million in the worst case, assuming a better market environment and full operating potential for the SBQ assets.

DIFFERENCE IN VALUATION IN ALTERNATIVE SCENARIOS

Obviously, there is quite a difference in the valuations. These are driven by two variables: the state of the SBQ market and the productivity of the SBQ division. Both of these are negative currently, and the estimates of selling values in a more favorable environment incorporate a normal SBQ market and full production levels and efficiency for the SBQ division. The differences in value that would accrue to the company's shareholders in the form of net proceeds based on selling the SBQ assets now versus waiting are approximately $453 million to $525 million. These differences in value are based on my estimate of the selling prices likely to be realized under the two scenarios (best and worst) in each of the two base cases - either selling now or waiting for better conditions. Under the best case, waiting for better conditions versus selling now would benefit shareholders by some $525 million (the difference between adding a positive $336 million to value and penalizing value by a negative $189 million). Under the worst case, waiting for better conditions would add some $453 million in value (a positive $174 million compared to negative $279 million).


IMPACT OF TWO SCENARIOS ON BIRMINGHAM STEEL SHARE PRICE

The two scenarios described above represent a potential difference in share price valuations based on the difference between (a) penalizing shareholder value by selling today, essentially bringing the stock down from $7.00 per share, and (b) adding to shareholder value by waiting for better conditions, which should boost valuations. Birmingham Steel shareholders, in my view, could see the valuation of their shares change in either direction depending on the action of management regarding the SBQ division. Using the same mathematics as above, Birmingham Steel shareholders stand to see their stock price, currently $7.00 per share, appreciate if the company waits for better conditions before selling the SBQ division. On the other hand, a sale of the SBQ assets today, in my opinion, would cause the $7.00 stock price to fall.

Based on the current share price on BIR stock of $7, the total stock market value of the company is $208 million ($7 x 29.7 million shares outstanding). In addition, the company has $551 million of debt on its balance sheet, plus two off-balance sheet leveraged leases and an off balance sheet tax lease totaling $152 million, for total liabilities of about $703 million. This makes the total enterprise value, or total firm value, or Birmingham Steel equal to $911 million (market value of $208 million plus total liabilities of $703 million).

In my analysis, I assume that the debt associated with the SBQ assets is repaid from proceeds of the sale, and then the net proceeds (after transaction costs and associated debt repayment), if any, are applied to the remaining company debts. The remaining company

Aldo Mazzaferro                      Page 6                              11/4/99

debts, excluding debts associated with the SBQ assets, are $586.8 million ($703 million minus the leveraged lease of $74 million and the other associated debt of $42.2 million).

Based on comparable industry values, I can approximate a value for Birmingham Steel's other assets, primarily the company's other steel mills that have 2.7 million tons per year of rebar and merchant bar shipping capacity. I would use normalized EBITDA earnings levels for rebar and merchant bar of $35 per ton and multiples of 5x-7x to arrive at a value of those assets of between $473 million ($35 x 5 x 2.7 million tons) to $660 million ($35 x 7 x 2.7 million). The mid point of those estimates is about $565 million, or about $209 per ton.

Incorporating this estimate of the value of the rebar/merchant bar assets into the overall enterprise value of the company implies that the stock market is valuing the company's other assets - the SBQ assets - at about $346 million ($911 million less $565 million equals $346 million). Under this analysis, any sale of the SBQ assets that generates gross proceeds of less than $346 million would reduce shareholder value, while a sale of those assets at prices above $346 million in gross proceeds would raise shareholder value.

Based on the above analysis, we can now arrive at an estimated impact of the two scenarios of selling the SBQ assets, either currently in a depressed environment or later in a better environment. Birmingham Steel noted in its most recent 10K that proceeds from the sale of the SBQ assets would be employed to reduce debt, specifically (a) the Memphis lease - $74 million; (b) transaction expenses - $8 million; (c) industrial revenue bonds (IRBs) and other debts specifically associated with the SBQ assets - $42.2 million, and (d) other debt. In the table below, I have reduced estimated gross proceeds on the sale of the SBQ assets by these items: $74 million leveraged lease, $8 million in transaction costs, and $42.2 million in other associated debts (total $124.2 million) before applying those net proceeds to the model that estimates the potential additional debt reduction and the corresponding effect on the equity valuation. The table below explains the transaction analysis.

                                                                 CURRENT CASE      CURRENT CASE
                                                                --------------    --------------
                                                                Best     Worst    Best     Worst
                                                                -----    -----    -----    -----
Estimated Gross Proceeds for SBQ asset sale ($MM)               165.0     75.0    690.0    528.0
- less: leveraged lease                                          74.0     74.0     74.0     74.0
        transaction costs                                         8.0      8.0      8.0      8.0
        IRBs and other associated debts                          42.2     42.2     42.2     42.2
Net proceeds ($MM)                                               40.8    (49.2)   565.8    403.8

Total other company liabilities today ($MM)                     586.8    586.8    586.8    586.8
Liabilities after sale (today liabilities less net proceeds)    546.0    636.0     21.0    183.0
Est. Value of remaining rebar/merchant assets ($MM)             565.0    565.0    565.0    565.0
Implied new market value (565 less liabilities)($MM)             19.0      Nil    544.0    382.0


The table indicates that the sale of the SBQ assets under the current case will have a very negative effect on the shareholder value for Birmingham Steel compared to the later case. I estimate that selling in this negative environment, even under the best assumptions, would reduce the value of BIR stock. This represents a loss of shareholder value.

Conversely, I believe waiting for a better market would result in a significant positive for shareholders. Under this scenario, the company would sell the SBQ assets under more favorable conditions, or alternatively continue to own and operate the SBQ assets and earn better returns. Keeping the asset would also have the same positive effect on shareholder values, in my opinion, because it would allow the stock market to place a higher valuation on the company. By waiting for better markets, even in the worst case scenario, the higher SBQ asset value would result in an appreciation in the shares. This would add to shareholder value. Under my best-case scenario, the stock would appreciate compared to the $7.00 current price. This would increase shareholder value.

Aldo J. Mazzaferro, Jr., CFA
Mazzaferro Investment Group, LLC


                           FORWARD-LOOKING STATEMENTS

     The U.S. securities laws provide a "safe harbor" for certain forward-looking statements. This material contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy, estimated cost savings and other benefits of the Group's proposed management of the Company. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to put undue reliance on forward-looking statements. The Group disclaims any intent or obligation to update such forward-looking statements.